EXHIBIT 12.1

                               CELGENE CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   HISTORICAL
                          (IN THOUSANDS, EXCEPT RATIOS)


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                                                     NINE MONTHS ENDED
                                                        SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,
                                                     -----------------    ---------------------------------------------------
                                                           2001             2000       1999       1998       1997      1996
                                                     -----------------    -------    -------    -------    -------    -------


Loss from continuing operations  before
   tax benefit                                          $(8,648)         $(18,813)  $(32,655)  $(36,379)  $(30,760)  $(23,267)

Add:
      Fixed charges                                         640            3,300      4,292      1,352        808         614

Less:
      Capitalized interest                                   --                --         --         --         --         --


                                                        -------          --------   --------   --------   --------   --------
                                       Loss adjusted    $(8,008)         $(15,513)  $(28,363)  $(35,027)  $(29,952)  $(22,653)
                                                        -------          --------   --------   --------   --------   --------

Fixed charges:
       Interest expense                                      73            1,611      3,244        661        256         324

       Amortization of debt issuance costs
          and discounts on note obligation                   --               975        443         47         47          4

      Portion of rent representative of the
         interest factor                                    567               714        605        644        505        286

                                                        -------          --------   --------   --------   --------   --------
                                        Fixed charges   $   640          $ 3,300   $  4,292   $  1,352   $    808   $     614
                                                        -------          --------   --------   --------   --------   --------

Deficiency of earnings available to
     cover fixed charges                                $(8,648)         $(18,813)  $(32,655)  $(36,379)  $(30,760)  $(23,267)

Ratio of earnings to fixed charges                        N/A                N/A        N/A        N/A        N/A        N/A

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